Exhibit 99.1

Camping World Holdings, Inc. Reports Second Quarter 2026 Results

◾	Revenues of $1.93 Billion, Net Income of $43.7 Million, and Adjusted EBITDA(1) of $112.1 Million
◾	Same-Store Used Vehicle Unit Sales Increased 5% for the Full Quarter, New Unit Share Increased Through May(2)
◾	SG&A Reduced by $26.6 Million, Quarter-End Cash Balance of $224.1 Million
◾	Full Year 2026 Adjusted EBITDA Outlook Revised to $230 Million to $270 Million

LINCOLNSHIRE, IL – July 29, 2026 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (“CWH” or, collectively with its subsidiaries, the “Company” or “Camping World”), America’s Largest Recreational Vehicle Dealer, today reported results for the second quarter ended June 30, 2026.

Matthew Wagner, Chief Executive Officer and President of CWH stated, “Earlier this year we emphasized three priorities: growing RV market share, accelerating Good Sam, and reducing SG&A. In the second quarter, our market share(2) exceeded last year’s record levels, Good Sam Services and Plans margin expanded, and SG&A came down $26.6 million. We delivered on our priorities in a difficult market.”

Mr. Wagner continued, “Our progress was more than offset by new RV industry trends that weakened during the peak selling season in May and June. Even so, we moved aged used inventory and prior-model-year new inventory as planned. These factors pressured vehicle gross profit and resulted in second-quarter earnings below our expectations. We are not satisfied with the result.”

Mr. Wagner added, “Building on the $35 million already realized through April, we have identified an incremental $100 million of structural SG&A savings and operating efficiencies, which we expect to be fully annualized by early 2028, with $50 million of run-rate savings expected to be achieved by the end of 2026. These savings come from simplifying how we run the business: better tools for our team, a more consistent experience for our customers, and greater operating leverage.”

Balance Sheet and Cash Flow

At the end of the second quarter of 2026, cash and cash equivalents totaled $224.1 million. Total outstanding long-term debt was $1.405 billion. The Company's net debt(1) decreased $222.3 million, or 14.5%, at the end of the second quarter of 2026 compared to the second quarter of 2025. Tom Kirn, Chief Financial Officer of CWH commented, “Year-to-date we generated $333 million of operating cash flow, strengthened our balance sheet, and improved our inventory aging profile. Our capital allocation framework prioritizes disciplined capital expenditures, retention of working capital within the business, and reduction of our net debt leverage.”

Full Year 2026 Outlook(1)

Mr. Wagner stated, “We are resetting our outlook to reflect what we know today in a highly volatile market, including a revised 2026 retail industry outlook of 290,000 to 310,000 new units, or down 15% year over year at the midpoint. Volume trends remain soft July-to-date, but we enter the second half of the year with healthier inventory and sequentially improving vehicle margins, which we believe gives us a path to year-over-year Adjusted EBITDA growth for the full year."

For full year 2026, the Company is lowering its previous guidance range of Adjusted EBITDA of $275 million to $325 million to a new range of $230 million to $270 million.

(1)	Adjusted EBITDA and Net Debt are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release. A reconciliation for the Company’s Adjusted EBITDA outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, in 2026 the Company expects equity-based compensation of approximately $16-19 million, depreciation and amortization of approximately $90-100 million, and other interest expense of approximately $110-120 million, each of which is a reconciling item to Net Income.
(2)	New unit market share is calculated as total volume of the Company’s new units sold during any specified time period divided by the total number of new vehicle registrations as reported by SSI Data, LLC, d/b/a Statistical Surveys (“SSI”) for that same specified time period. Used vehicle registrations based on SSI Data for the specified time period. New and used vehicle registration data for June 2026 is expected to be released by SSI in August 2026.

Second Quarter Operating Highlights(3)

●	Revenue was $1.9 billion for the second quarter, a decrease of $41.9 million, or 2.1%.
●	New vehicle revenue was $869.0 million for the second quarter, a decrease of $46.1 million, or 5.0%, and new vehicle unit sales were 22,312 units, a decrease of 4,384 units, or 16.4%. Used vehicle revenue was $580.3 million for the second quarter, an increase of $8.1 million, or 1.4%, and used vehicle unit sales were 19,882 units, an increase of 976 units, or 5.2%. Combined new and used vehicle unit sales were 42,194, a decrease of 3,408 units, or 7.5%.
●	Average selling price of new vehicles sold increased 13.6%, and average selling price of used vehicles sold decreased 3.6%.
●	Same store new vehicle unit sales decreased 16.3% for the second quarter and same store used vehicle unit sales increased 5.2%. Combined same store new and used vehicle unit sales decreased 7.3%.
●	New vehicle gross margin was 10.9%, a decrease of 286 basis points, driven primarily by the 17.4% increase in the average cost per new vehicle sold, partially offset by the 13.6% increase in the average selling price per new vehicle sold. Used vehicle gross margin was 16.5%, a decrease of 397 basis points, primarily due to a 3.6% decrease in the average selling price per used vehicle sold and a 1.2% increase in the average cost per used vehicle sold.
●	Products, service and other revenue was $217.6 million, a decrease of $5.3 million, or 2.4%, primarily due to reduced service, collision, and warranty work. Products, service and other gross margin was 47.3%, a decrease of 50 basis points, primarily driven by a lower mix of higher margin service and collision revenue and increased labor rates.
●	Gross profit was $538.4 million, a decrease of $53.9 million, or 9.1%, and total gross margin was 27.8%, a decrease of 214 basis points. The gross profit decrease was mainly driven by the $31.2 million lower new vehicle gross profit, $21.4 million of decreased used vehicles gross profit, and $3.6 million of decreased products, service and other gross profit, partially offset by a $1.5 million increase in Good Sam Services and Plans gross profit.
●	Selling, general and administrative expenses (“SG&A”) were $410.9 million, a decrease of $26.6 million, or 6.1%. This decrease was primarily due to a $28.2 million decrease in employee cash compensation costs excluding commissions, resulting primarily from a headcount reduction during the second half of 2025; a $4.9 million decrease in commissions costs; and a $4.1 million decrease in stock-based compensation expense (“SBC”), partially offset by a $4.5 million increase in outside service provider fees primarily related to software expenses and related maintenance expenses, a $2.2 million increase in advertising expenses, and a $1.9 million increase in rent expense. SG&A Excluding SBC(4) was $406.6 million, a decrease of $22.5 million, or 5.3%. As a percentage of gross profit, SG&A and SG&A Excluding SBC were 76.3% and 75.5%, respectively, an increase of 245 and 306 basis points, respectively.
●	Floor plan interest expense of $19.9 million, a decrease of $1.1 million, or 5.4%, was primarily due to a 48 basis point decrease in the average floor plan borrowing rate, partially offset by a 2.1% increase in the average floor plan balance. The average interest rate for the Company’s Floor Plan Facility for the three months ended June 30, 2026 and 2025 was 5.98% and 6.46%, respectively.
●	Net income was $43.7 million for the second quarter of 2026, a decrease of $13.8 million, or 24.0%. Adjusted EBITDA was $112.1 million, a decrease of $30.2 million, or 21.2%.
●	Diluted earnings per share of Class A common stock was $0.42, a decrease of $0.06, or 12.5%. Adjusted earnings per share – diluted(4) of Class A common stock were $0.57 for both the three months ended June 30, 2026 and 2025.
●	The total number of our store locations was 200 as of June 30, 2026, a net decrease of one store location.

(3)	Unless otherwise indicated, all financial comparisons in these second quarter operating highlights compare our financial results for the second quarter ended June 30, 2026 to our financial results from the second quarter ended June 30, 2025.
(4)	Adjusted earnings per share – diluted and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

RV Industry Trends

The RV Industry Association’s (“RVIA”) latest Summer 2026 edition of RV RoadSigns presented a 10.2% downward revision of its median forecast of 2026 wholesale shipments of new RVs from its previous Spring 2026 report, which would be 8.2% lower than 2025 new RV wholesale shipment levels.

According to Statistical Surveys, Inc. (“SSI”) aggregation of North American RV retail transactions, new RV registrations in the U.S. declined by 16.4% to 113,631 registrations for the year-to-date period ended May 31, 2026 compared to the comparable period ended May 31, 2025. Used RV registrations increased 2.4% to 284,744 over the same period. Additionally, SSI reported a decrease of new RV registrations in the U.S. of 15.0% and 19.0% for April and May 2026, respectively, compared to the same periods of 2025.

The above decreases in projected RV wholesale shipments and new RV registrations have been largely impacted by economic conditions and the subsequent declines in consumer sentiment year to date, likely driven by geopolitical events in the Middle East, high fuel prices, and the persistence of a high-interest-rate environment. For instance, the University of Michigan’s surveys of consumers reported decreases in the index of consumer sentiment of 6.4% and 18.5% as of June 2026 compared to December 2025 and June 2025, respectively.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second quarter 2026 financial results is scheduled for July 30, 2026, at 7:30 a.m. Central Time. Investors and analysts can participate on the conference call by dialing 1-800-717-1738 (international callers please dial 1-646-307-1865). Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. Presentation materials are available at http://investor.campingworld.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 1-412-317-6671). The pin number to access the telephone replay is 1189268. The replay will be available until August 6, 2026.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of June 30, 2026, the Company owned 61.5% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its condensed consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the second quarter ended June 30, 2026 to our financial results from the second quarter ended June 30, 2025.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to make it easy for everyone to enjoy RVing and empower our customers’ joy of travel. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enable us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 45 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, future SG&A savings and operating efficiencies, business plans and goals, future growth of our operations and our market share, future deleveraging activities, capital spending and allocation priorities, Adjusted EBITDA growth, operating leverage, future financial results, and centralization initiatives. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the impact of geopolitical conflicts and gasoline prices; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the well-being, as well as the continued popularity and reputation for quality of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store revenue; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; the restrictive covenants imposed by our Senior Secured Credit Facilities and Floor Plan Facility; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; regulatory risks; litigation risks; data privacy and cybersecurity risks; our inability to maintain or upgrade our information technology systems; material weakness in our internal control over financial reporting; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

We may use our official LinkedIn account at the handle @CampingWorld and the LinkedIn account of our Chief Executive Officer at the handle @MatthewWagner, as distribution channels of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should subscribe to these accounts, in addition to following our press releases, SEC filings and public conference calls and webcasts. Social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
Good Sam Services and Plans	$54,629	$54,213	$103,087	$100,421
RV and Outdoor Retail
New vehicles	869,047	915,106	1,456,741	1,536,538
Used vehicles	580,322	572,271	984,102	994,622
Products, service and other	217,563	222,890	375,983	387,882
Finance and insurance, net	201,677	201,198	347,777	349,865
Good Sam Club	10,801	10,270	20,954	20,144
Subtotal	1,879,410	1,921,735	3,185,557	3,289,051
Total revenue	1,934,039	1,975,948	3,288,644	3,389,472
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	20,886	21,947	39,795	39,668
RV and Outdoor Retail
New vehicles	773,986	788,873	1,289,899	1,325,232
Used vehicles	484,681	455,239	817,179	799,200
Products, service and other	114,707	116,412	197,480	201,151
Good Sam Club	1,401	1,222	2,574	2,338
Subtotal	1,374,775	1,361,746	2,307,132	2,327,921
Total costs applicable to revenue	1,395,661	1,383,693	2,346,927	2,367,589

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	33,743	32,266	63,292	60,753
RV and Outdoor Retail
New vehicles	95,061	126,233	166,842	211,306
Used vehicles	95,641	117,032	166,923	195,422
Products, service and other	102,856	106,478	178,503	186,731
Finance and insurance, net	201,677	201,198	347,777	349,865
Good Sam Club	9,400	9,048	18,380	17,806
Subtotal	504,635	559,989	878,425	961,130
Total gross profit	538,378	592,255	941,717	1,021,883

Operating expenses:
Selling, general, and administrative	410,860	437,489	769,164	824,934
Depreciation and amortization	24,634	23,419	47,352	45,963
Long-lived asset impairment	13,099	—	13,099	620
(Gain) loss on lease termination and/or remeasurement	(8)	(107)	56	(107)
(Gain) loss on sale or disposal of assets	(2,055)	1,185	(1,887)	(638)
Total operating expenses	446,530	461,986	827,784	870,772
Income from operations	91,848	130,269	113,933	151,111
Other expense
Floor plan interest expense	(19,852)	(20,989)	(41,671)	(39,295)
Other interest expense, net	(26,912)	(30,836)	(53,761)	(61,367)
Other expense, net	—	(2,600)	(162)	(2,758)
Total other expense	(46,764)	(54,425)	(95,594)	(103,420)
Income before income taxes	45,084	75,844	18,339	47,691
Income tax expense	(1,371)	(18,321)	(1,287)	(14,850)
Net income	43,713	57,523	17,052	32,841
Less: net income attributable to non-controlling interests	(16,853)	(27,307)	(6,594)	(14,905)
Net income attributable to Camping World Holdings, Inc.	$26,860	$30,216	$10,458	$17,936

Earnings per share of Class A common stock:
Basic	$0.42	$0.48	$0.16	$0.29
Diluted	$0.42	$0.48	$0.16	$0.28
Weighted average shares of Class A common stock outstanding:
Basic	63,668	62,610	63,573	62,571
Diluted	64,175	62,747	64,166	102,661

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended June 30,		Increase		Percent
	2026	2025	(decrease)		Change
Unit sales
New vehicles	22,312	26,696	(4,384)		(16.4%)
Used vehicles	19,882	18,906	976		5.2%
Total	42,194	45,602	(3,408)		(7.5%)

Average selling price
New vehicles	$38,950	$34,279	$4,671		13.6%
Used vehicles	29,188	30,269	(1,081)		(3.6%)

Same store unit sales(1)
New vehicles	20,983	25,066	(4,083)		(16.3%)
Used vehicles	18,897	17,971	926		5.2%
Total	39,880	43,037	(3,157)		(7.3%)

Same store revenue(1) ($ in 000s)
New vehicles	$816,742	$851,221	$(34,479)		(4.1%)
Used vehicles	551,709	536,149	15,560		2.9%
Products, service and other	173,025	175,821	(2,796)		(1.6%)
Finance and insurance, net	192,349	190,716	1,633		0.9%
Total	$1,733,825	$1,753,907	$(20,082)		(1.1%)

Average gross profit per unit
New vehicles	$4,261	$4,729	$(468)		(9.9%)
Used vehicles	4,810	6,190	(1,380)		(22.3%)
Finance and insurance, net per vehicle unit	4,780	4,412	368		8.3%
Total vehicle front-end yield(2)	9,299	9,747	(448)		(4.6%)

Gross margin
Good Sam Services and Plans	61.8%	59.5%	225	bps
New vehicles	10.9%	13.8%	(286)	bps
Used vehicles	16.5%	20.5%	(397)	bps
Products, service and other	47.3%	47.8%	(50)	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	87.0%	88.1%	(107)	bps
Subtotal RV and Outdoor Retail	26.9%	29.1%	(229)	bps
Total gross margin	27.8%	30.0%	(214)	bps

Retail locations
RV dealerships	199	200	(1)		(0.5%)
RV service & retail centers	1	1	—		0.0%
Total	200	201	(1)		(0.5%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,264,258	$1,330,965	$(66,707)		(5.0%)
Used vehicles	429,417	536,665	(107,248)		(20.0%)
Products, parts, accessories and misc.	166,351	193,232	(26,881)		(13.9%)
Total RV and Outdoor Retail inventories	$1,860,026	$2,060,862	$(200,836)		(9.7%)

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$6,353	$6,655	$(302)		(4.5%)
Used vehicle inventory per dealer location	2,158	2,683	(525)		(19.6%)

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.7	1.9	(0.1)		(7.9%)
Used vehicle inventory turnover	3.2	3.3	(0.0)		(1.4%)

Other data
Active Customers(4)	4,102,846	4,221,642	(118,796)		(2.8%)
Good Sam Club members (5)	1,472,554	1,662,653	(190,099)		(11.4%)
Service bays (6)	2,842	2,809	33		1.2%
Finance and insurance gross profit as a % of total vehicle revenue	13.9%	13.5%	39	bps	n/a
Same store locations	186	n/a	n/a		n/a

	Six Months Ended June 30,		Increase		Percent
	2026	2025	(decrease)		Change
Unit sales
New vehicles	37,530	43,422	(5,892)		(13.6%)
Used vehicles	33,346	32,845	501		1.5%
Total	70,876	76,267	(5,391)		(7.1%)

Average selling price
New vehicles	$38,815	$35,386	$3,429		9.7%
Used vehicles	29,512	30,282	(770)		(2.5%)

Same store unit sales(1)
New vehicles	35,492	40,966	(5,474)		(13.4%)
Used vehicles	31,803	31,227	576		1.8%
Total	67,295	72,193	(4,898)		(6.8%)

Same store revenue(1) ($ in 000s)
New vehicles	$1,378,246	$1,440,199	$(61,953)		(4.3%)
Used vehicles	938,535	938,171	364		0.0%
Products, service and other	307,885	313,154	(5,269)		(1.7%)
Finance and insurance, net	332,915	333,009	(94)		(0.0%)
Total	$2,957,581	$3,024,533	$(66,952)		(2.2%)

Average gross profit per unit
New vehicles	$4,446	$4,866	$(420)		(8.6%)
Used vehicles	5,006	5,950	(944)		(15.9%)
Finance and insurance, net per vehicle unit	4,907	4,587	320		7.0%
Total vehicle front-end yield(2)	9,616	9,920	(304)		(3.1%)

Gross margin
Good Sam Services and Plans	61.4%	60.5%	90	bps
New vehicles	11.5%	13.8%	(230)	bps
Used vehicles	17.0%	19.6%	(269)	bps
Products, service and other	47.5%	48.1%	(66)	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	87.7%	88.4%	(68)	bps
Subtotal RV and Outdoor Retail	27.6%	29.2%	(165)	bps
Total gross margin	28.6%	30.1%	(151)	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	14.2%	13.8%	43	bps	n/a
Same store locations	186	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	June 30,	December 31,	June 30,
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	$224,069	$215,043	$118,084
Contracts in transit	138,901	53,327	163,767
Accounts receivable, net	161,979	170,498	137,822
Inventories	1,860,298	2,111,900	2,061,160
Prepaid expenses and other assets	68,441	67,338	57,974
Assets held for sale	175	175	15,202
Total current assets	2,453,863	2,618,281	2,554,009

Property and equipment, net	818,734	832,062	910,052
Operating lease assets	786,101	790,974	716,020
Deferred tax assets, net	1,426	1,426	211,435
Intangible assets, net	14,065	15,824	17,602
Goodwill	751,661	749,321	748,561
Other assets	32,943	36,446	34,168
Total assets	$4,858,793	$5,044,334	$5,191,847
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$253,501	$147,707	$283,450
Accrued liabilities	159,683	128,399	182,581
Deferred revenues	88,259	90,456	94,041
Current portion of operating lease liabilities	64,629	65,365	65,488
Current portion of finance lease liabilities	8,920	8,820	19,514
Current portion of Tax Receivable Agreement liability	—	1,416	1,700
Current portion of long-term debt	27,792	57,939	23,023
Notes payable – floor plan, net	1,324,184	1,603,645	1,280,102
Other current liabilities	82,064	79,391	79,167
Total current liabilities	2,009,032	2,183,138	2,029,066

Operating lease liabilities, net of current portion	810,047	804,167	734,083
Finance lease liabilities, net of current portion	124,119	125,384	128,598
Tax Receivable Agreement liability, net of current portion	—	—	148,672
Long-term debt, net of current portion	1,377,503	1,413,618	1,483,470
Deferred revenues	50,782	56,773	63,337
Other long-term liabilities	88,506	89,455	88,042
Total liabilities	4,459,989	4,672,535	4,675,268
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 63,828, 63,437 and 62,649 shares issued and outstanding, respectively	638	634	626
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	223,593	216,944	205,383
Retained earnings	21,466	11,008	134,525
Total stockholders' equity attributable to Camping World Holdings, Inc.	245,701	228,590	340,538
Non-controlling interests	153,103	143,209	176,041
Total stockholders' equity	398,804	371,799	516,579
Total liabilities and stockholders' equity	$4,858,793	$5,044,334	$5,191,847

Camping World Holdings, Inc. and Subsidiaries

Summary of Condensed Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Six Months Ended June 30,
	2026	2025

Net cash provided by (used in) operating activities	$333,185	$(44,595)

Investing activities
Purchases of property and equipment	(64,211)	(49,696)
Proceeds from sale or disposal of property and equipment	255	2,966
Purchases of real property	(1,386)	(72,386)
Proceeds from the sale or disposal of real property	67,565	9,843
Purchases of businesses, net of cash acquired	(7,054)	(81,154)
Proceeds from divestiture of business	—	10,349
Net cash used in investing activities	(4,831)	(180,078)

Financing activities
Payments on long-term debt	(68,799)	(12,537)
Net proceeds on notes payable – floor plan, net	(245,225)	168,108
Payments on finance leases	(3,745)	(3,637)
Payments on sale-leaseback arrangement	(104)	(102)
Payments of stock offering costs	—	(572)
Dividends on Class A common stock	—	(15,652)
RSU shares withheld for tax	(632)	(1,175)
Stock award shares withheld for tax	(885)	—
Contributions from (distributions to) holders of LLC common units	62	(98)
Net cash (used in) provided by financing activities	(319,328)	134,335

Increase (decrease) in cash and cash equivalents	9,026	(90,338)
Cash and cash equivalents at beginning of the period	215,043	208,422
Cash and cash equivalents at end of the period	$224,069	$118,084

Earnings Per Share

Basic earnings per share of Class A common stock is computed by dividing net earnings attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net earnings attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A common stock (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2026	2025	2026	2025
Numerator:
Net income	$43,713	$57,523	$17,052	$32,841
Less: net income attributable to non-controlling interests	(16,853)	(27,307)	(6,594)	(14,905)
Net income attributable to Camping World Holdings, Inc. — basic	$26,860	$30,216	$10,458	$17,936
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options, PSUs and RSUs	82	27	15	—
Add: reallocation of net income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	—	—	11,049
Net income attributable to Camping World Holdings, Inc. — diluted	$26,942	$30,243	$10,473	$28,985
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	63,668	62,610	63,573	62,571
Dilutive liability-classified awards	433	—	505	—
Dilutive PSUs and RSUs	74	137	88	195
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	—	—	39,895
Weighted-average shares of Class A common stock outstanding — diluted	64,175	62,747	64,166	102,661

Earnings per share of Class A common stock — basic	$0.42	$0.48	$0.16	$0.29
Earnings per share of Class A common stock — diluted	$0.42	$0.48	$0.16	$0.28

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Stock options to purchase Class A common stock	132	151	134	153
PSUs and RSUs	1,723	1,892	1,478	1,684
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	39,895	39,895	—

Weighted-average contingently issuable shares excluded from the computation of diluted earnings per share of Class A common stock since all necessary conditions had not been satisfied:
PSUs	815	750	783	750

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted; Adjusted Earnings Per Share – Basic; Adjusted Earnings Per Share – Diluted; SG&A Excluding SBC; and Net Debt and Net Debt Leverage Ratio (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA and Net Debt, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on lease termination and/or remeasurement, gains and losses on sale or disposal of assets, net, SBC, modification expense relating to the employment agreement with Marcus A. Lemonis (“Lemonis Second Employment Agreement”), losses and gains and/or impairment on investments in equity securities, and Tax Receivable Agreement liability adjustment. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
EBITDA and Adjusted EBITDA:
Net income	$43,713	$57,523	$17,052	$32,841
Other interest expense, net	26,912	30,836	53,761	61,367
Depreciation and amortization	24,634	23,419	47,352	45,963
Income tax expense	1,371	18,321	1,287	14,850
Subtotal EBITDA	96,630	130,099	119,452	155,021
Long-lived asset impairment (a)	13,099	—	13,099	620
(Gain) loss on lease termination and/or remeasurement (b)	(8)	(107)	56	(107)
(Gain) loss on sale or disposal of assets, net (c)	(2,055)	1,185	(1,887)	(638)
SBC (d)	4,384	8,444	9,158	15,714
Loss and/or impairment on investments in equity securities (e)	—	2,600	162	2,757
Adjusted EBITDA	$112,050	$142,221	$140,040	$173,367

	Three Months Ended				TTM Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2026	2026	2025	2025	2026
Adjusted EBITDA:
Net income (loss)	$43,713	$(26,661)	$(109,128)	$(29,351)	$(121,427)
Other interest expense, net	26,912	26,849	29,487	30,982	114,230
Depreciation and amortization	24,634	22,718	23,718	25,654	96,724
Income tax expense (benefit)	1,371	(84)	3,488	207,459	212,234
Subtotal EBITDA	96,630	22,822	(52,435)	234,744	301,761
Long-lived asset impairment (a)	13,099	—	—	617	13,716
(Gain) loss on lease termination and/or remeasurement (b)	(8)	64	(1,965)	76	(1,833)
(Gain) loss on sale or disposal of assets, net (c)	(2,055)	168	(746)	534	(2,099)
SBC (d)	4,384	4,774	20,814	7,750	37,722
Loss and/or impairment on investments in equity securities (e)	—	162	6,459	1,163	7,784
Employment agreement modification expense (f)	—	—	1,500	—	1,500
Tax Receivable Agreement liability adjustment (g)	—	—	216	(149,172)	(148,956)
Adjusted EBITDA	$112,050	$27,990	$(26,157)	$95,712	$209,595
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the (gain) loss on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents SBC expense relating to employees, directors, and consultants of the Company. During the three months ended December 31, 2025, we recorded an aggregate SBC expense of $6.0 million relating to the Lemonis Second Employment Agreement for liability-classified share based awards, which were settled in May 2026 with $3.8 million of cash and shares of Class A common stock with a value on the date of issuance of $2.3 million.
(e)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivable with those investments.
(f)	For the three months ended December 31, 2025, represents the 2026 salary under the Lemonis Second Employment Agreement for Mr. Lemonis, our former Chairman and Chief Executive Officer. We deemed the 2026 service conditions under the Lemonis Second Employment Agreement to be nonsubstantive for accounting purposes, so we accrued Mr. Lemonis’ 2026 salary of $1.5 million as of December 31, 2025, which was the date that Mr. Lemonis retired from the position of Chairman and Chief Executive Officer. Mr. Lemonis’ SBC, including liability-classified share-based awards, is included in the SBC amount above.
(g)	Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, (gain) loss on lease termination and/or remeasurement, gain and loss on sale or disposal of assets, net, SBC, loss and/or impairment on investments in equity securities, the income tax (expense) benefit effect of these adjustments, income tax expense impact from the significant change in valuation allowance against deferred tax assets, and the effect of net income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options, performance stock units (“PSU”), and restricted stock units (“RSU”), if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options, PSUs, and RSUs, if any.

We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2026	2025	2026	2025
Numerator:
Net income attributable to Camping World Holdings, Inc.	$26,860	$30,216	$10,458	$17,936
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	13,099	—	13,099	620
Income tax expense for above adjustment (b)	—	—	—	(95)
(Gain) loss on lease termination and/or remeasurement (c):
Gross adjustment	(8)	(107)	56	(107)
Income tax benefit for above adjustment (b)	—	16	—	16
(Gain) loss on sale or disposal of assets (d):
Gross adjustment	(2,055)	1,185	(1,887)	(638)
Income tax (expense) benefit for above adjustment (b)	—	(180)	—	98
SBC (e):
Gross adjustment	4,384	8,444	9,158	15,714
Income tax expense for above adjustment (b)	(3)	(1,290)	(6)	(2,404)
Loss and/or impairment on investments in equity securities (f):
Gross adjustment	—	2,600	162	2,757
Income tax expense for above adjustment (b)	—	(397)	—	(421)
Adjustment to net income attributable to non-controlling interests resulting from the above adjustments (g)	(5,939)	(4,719)	(7,933)	(7,139)
Adjusted net income attributable to Camping World Holdings, Inc. – basic	36,338	35,768	23,107	26,337
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options, PSUs, and RSUs (h)	111	43	57	—
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options, PSUs and RSUs (i)	—	(11)	—	—
Reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (h)	—	—	—	22,043
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (i)	—	—	—	(5,637)
Adjusted net income attributable to Camping World Holdings, Inc. – diluted	$36,449	$35,800	$23,164	$42,743
Denominator:
Weighted-average Class A common shares outstanding – basic	63,668	62,610	63,573	62,571
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	—	—	—	39,895
Dilutive liability-classified awards (j)	433	—	505	—
Dilutive PSUs and RSUs (j)	74	137	88	195
Adjusted weighted average Class A common shares outstanding – diluted	64,175	62,747	64,166	102,661

Adjusted earnings per share - basic	$0.57	$0.57	$0.36	$0.42
Adjusted earnings per share - diluted	$0.57	$0.57	$0.36	$0.42

Anti-dilutive amounts (k):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (h)	$22,681	$31,983	$14,470	$—
Income tax on reallocation of net income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (i)	$—	$(8,236)	$—	$—
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	39,895	39,895	39,895	—

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2026	2025	2026	2025
Reconciliation of per share amounts:
Earnings per share of Class A common stock — basic	$0.42	$0.48	$0.16	$0.29
Non-GAAP Adjustments (l)	0.15	0.09	0.20	0.13
Adjusted earnings per share - basic	$0.57	$0.57	$0.36	$0.42

Earnings per share of Class A common stock — diluted	$0.42	$0.48	$0.16	$0.28
Non-GAAP Adjustments (l)	0.15	0.09	0.20	0.14
Adjusted earnings per share - diluted	$0.57	$0.57	$0.36	$0.42

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For the three and six months ended June 30, 2026, the income tax impact for many of the adjustments related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2026 and 2025 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the (gain) loss on the termination and/or remeasurement of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents SBC expense relating to employees, directors, and consultants of the Company.
(f)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivable with those investments.
(g)	Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 38.5% and 38.9% for the three months ended June 30, 2026 and 2025, respectively, and 38.6% and 38.9% for the six months ended June 30, 2026 and 2025, respectively.
(h)	Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, PSUs, RSUs, and/or common units of CWGS, LLC.
(i)	Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. For the three and six months ended June 30, 2026, the income tax impact of this reallocation adjustment related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2026 and 2025 periods.
(j)	Represents the impact to the denominator for stock options, liability-classified awards, PSUs, RSUs, and/or common units of CWGS, LLC.
(k)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items is anti-dilutive. Additionally, 750,000 PSUs granted in January 2025 and 77,500 PSUs granted during the three months ended June 30, 2026 were excluded from the calculation of our adjusted earnings per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied. These PSU quantities are based on target levels of performance and exclude minimum payouts, which are not contingently issuable shares.
(l)	Represents the per share impact of the Non-GAAP adjustments to net income detailed above (see (a) through (g) above).

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (k) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure. We believe it provides a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
SG&A Excluding SBC:
SG&A	$410,860	$437,489	$769,164	$824,934
SBC - SG&A	(4,254)	(8,344)	(8,898)	(15,489)
SG&A Excluding SBC	$406,606	$429,145	$760,266	$809,445
As a percentage of gross profit	75.5%	72.5%	80.7%	79.2%

Net Debt and Net Debt Leverage Ratio

We define “Net Debt” as the sum of long-term debt, finance lease liabilities and our revolving line of credit balance outstanding, if any, less cash and cash equivalents. We commonly use Net Debt along with Adjusted EBITDA, as described above, to calculate the “Net Debt Leverage” ratio, which we define as Net Debt divided by Adjusted EBITDA for the trailing twelve months. We caution investors that amounts presented in accordance with our definition of Net Debt may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Net Debt in the same manner. We present Net Debt because we believe that investors’ understanding of our solvency and borrowing capacity is enhanced by including this Non-GAAP Financial Measure.

The following table reconciles Net Debt to the most directly comparable GAAP financial performance measure, which is total debt:

	June 30,	December 31,	June 30,
($ in thousands)	2026	2025	2025
Net Debt:
Current portion:
Finance lease liabilities	$8,920	$8,820	$19,514
Long-term debt	27,792	57,939	23,023
Total current portion of debt	36,712	66,759	42,537
Noncurrent portion:
Finance lease liabilities	124,119	125,384	128,598
Long-term debt	1,377,503	1,413,618	1,483,470
Total noncurrent portion of debt	1,501,622	1,539,002	1,612,068
Total debt	1,538,334	1,605,761	1,654,605
Less: cash and cash equivalents	(224,069)	(215,043)	(118,084)
Net Debt	$1,314,265	$1,390,718	$1,536,521

Net Debt Leverage Ratio(1)	6.3	5.7	6.4

(1)	We define Net Debt Leverage Ratio as Net Debt divided by Adjusted EBITDA for the trailing twelve months.

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com